MARTIN MIDSTREAM PARTNERS L.P. ANNOUNCES
CHANGES TO BOARD OF DIRECTORS OF THE GENERAL PARTNER

KILGORE, TX – July 31, 2012 (GlobeNewswire) – Martin Midstream Partners L.P. (NASDAQ: MMLP) (“MMLP”) announced today the retirement of Howard R. Hackney from the board of directors of Martin Midstream GP LLC (the “Board”), which is the general partner of MMLP.  Mr. Hackney served the Board since 2005.  Ruben Martin, President and Chief Executive Officer of the General Partner said, “We thank Howard for his many years of dedicated service to our Board.  Howard is an analytical thinker and his valuable input will always be associated with our formative growth.  We will always consider Howard part of the MMLP family and wish him well in retirement.”

Concurrent with Mr. Hackney’s retirement, MMLP announced that Byron N. Kelley was appointed to the vacated position.  Mr. Kelley had previously served as a non-voting advisory member of the Board since April 2011.  Additionally, Mr. Kelley will assume roles on the Audit Committee, the Compensation Committee and the Nominating Committee previously held by Mr. Hackney.

Ruben Martin, President and Chief Executive Officer of the General Partner said, “We’re pleased that Byron has accepted this appointment to our Board.  Byron brings significant experience and is highly respected in the MLP arena.  We know he will add considerable leadership and guidance in our continued growth.”

Forwarding Looking Statements

Statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside MMLP’s control, that could cause actual results to differ materially from such statements.  While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors.  A discussion of these factors, including risks and uncertainties, is set forth in the Partnership's annual and quarterly reports filed from time to time with the Securities and Exchange Commission.  Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.

About Martin Midstream Partners L.P.

Martin Midstream Partners is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region.  The Partnership's primary business lines include: terminalling and storage services for petroleum products and by-products;  NGL distribution services; marine transportation services for petroleum products and by-products; and sulfur and sulfur-based products processing, manufacturing, marketing and distribution.

Additional information concerning Martin Midstream is available on its website at www.martinmidstream.com.

Joe McCreery,
Vice President - Finance and Head of Investor Relations,
Martin Midstream Partners L.P.
Phone (903) 812-7989
joe.mccreery@martinmlp.com